As filed with the Securities and Exchange Commission on September 15, 2022

Registration No. 333-137129

Registration No. 333-184155

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-137129

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-184155

UNDER

THE SECURITIES ACT OF 1933

MANTECH INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	22-1852179
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

2251 Corporate Park Drive

Herndon, Virginia 20171

(Address of principal executive offices)

Management Incentive Plan of ManTech International Corporation 2006 Restatement

Management Incentive Plan of ManTech International Corporation 2011 Restatement

(Full title of the plan(s))

Kevin M. Phillips

ManTech International Corporation

2251 Corporate Park Drive

Herndon, Virginia 20171

(Name and address of agent for service)

(703) 218-6000

(Telephone number, including area code, of agent for service)

Copies to:

Charles W. Katz

Lawrence Yanowitch

King & Spalding LLP

1650 Tysons Blvd

Suite 400

McLean, VA 22102

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by ManTech International Corporation, a Delaware corporation (the “Registrant”) with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-8 (No. 333-137129), which was filed with the SEC on September 6, 2006, registering an aggregate of 5,000,000 shares of the Registrant’s Class A common stock, $0.01 par value per share (the “Shares”) issuable under the Management Incentive Plan of ManTech International Corporation, 2006 Restatement; and

•

Registration Statement on Form S-8 (No. 333-184155), which was filed with the SEC on September 28, 2012, registering an aggregate of 2,983,220 Shares issuable under the Management Incentive Plan of ManTech International Corporation, 2011 Restatement,

in each case, plus such indeterminate number of Shares as may have been issuable to prevent dilution resulting from one or more stock splits, stock dividends, or similar transactions in accordance with Rule 416(a) of the Securities Act of 1933, as amended, and the terms of the applicable Registrant plan.

On September 14, 2022, pursuant to its previously announced Agreement and Plan of Merger, dated as of May 13, 2022 (the “Merger Agreement”), by and among the Registrant, Moose Bidco, Inc., a Delaware corporation (“Parent”), and Moose Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), the Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all Shares that were registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused each of these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Herndon, State of Virginia, on September 15, 2022.

MANTECH INTERNATIONAL CORPORATION

By:	/s/ Kevin M. Phillips
Kevin M. Phillips
President

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.